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                              UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                SCHEDULE 13G


                   Under the Securities Exchange Act of 1934



                               eSoft, Incorporated
                   --------------------------------------
                                (Name of Issuer)


                     Common Stock, Par Value $.01 Per Share
             --------------------------------------------------
                         (Title of Class of Securities)



                                     N/ A
                       ------------------------------
                                 (CUSIP Number)

       Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

              [ ] Rule 13d-1(b)
              [x] Rule 13d-1(c)
              [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP NO. /                       SCHEDULE 13G                     PAGE 2 OF / 6
================================================================================

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Schreier, W. Terrance

--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

              United States

--------------------------------------------------------------------------------
                         5     SOLE VOTING POWER

                                    252,265

                         -------------------------------------------------------
                         6      SHARED VOTING POWER
       NUMBER OF
        SHARES                      - 0 -
     BENEFICIALLY
       OWNED BY          -------------------------------------------------------
         EACH            7     SOLE DISPOSITIVE POWER
       REPORTING
        PERSON                      252,265
         WITH
                         -------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER

                                    - 0 -

--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              252,265

--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              8.27%

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  12     TYPE OF REPORTING PERSON

              IN

--------------------------------------------------------------------------------




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CUSIP NO. /                       SCHEDULE 13G                     PAGE 3 OF / 6



Item 1.

        (a)   Name of Issuer:
        (b)   Address of Issuer's Principal Executive Offices:

              eSoft, Incorporated
              5335 Sterling Drive
              Boulder, CO 80301

Item 2. (a)   Name of Person Filing:
        (b)   Address of Principal Business Office:
        (c)   Citizenship:

              W. Terrance Schreier
              1942 Broadway, Suite 303
              Boulder, CO 80302
              United States Citizen

              Transition Partners Limited
              1942 Broadway, Suite 303
              Boulder, CO 80302
              ( A Colorado Corporation)

        (d)   Title of Class of Securities:

              Common Stock

        (e)   CUSIP Number:  N/A

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

        (a) [X]      This statement is filed pursuant to Section 240.13d-1(c).

        (b) [ ]      Broker or Dealer registered under Section 15 of the Act:

                     Not applicable

        (c) [ ]      Bank as defined in Section 3(a)(6) of the Act:

                     Not applicable





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CUSIP NO. /                       SCHEDULE 13G                     PAGE 4 OF / 6
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        (d) [ ]      Insurance Company as defined in Section 3(a)(19) of the
                     Act:

                     Not applicable

        (e) [ ] Investment Company registered under Section 8 of the Investment Company Act:

                     Not applicable

        (f) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940:

                     Not applicable

        (g) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund (SEE 13d-1(b)(1)(ii)(F)):

                     Not applicable

        (h) [ ]      Parent Holding Company, in accordance with Rule 13d-
                     1(b)(ii)(G)

                     Not applicable

Item 4. Ownership (see Exhibit A)

        W. Terrance Schreier

        (a)   Amount Beneficially Owned:  252,265

        (b)   Percent of Class:  8.27%

        (c)   Number of shares as to which such person has:

                (i)   Sole power to vote or to direct the vote: 252,265

                (ii)  Shared power to vote or to direct the vote: none

                (iii) Sole power to dispose or to direct the disposition of:
                      252,265

                (iv)  Shared power to dispose or to direct the disposition of:
                      none

Item 5.       Ownership of Five Percent or Less of a Class:

              Not applicable

Item 6.       Ownership of More than Five Percent on Behalf of Another Person:

              Not applicable





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CUSIP NO. /                       SCHEDULE 13G                     PAGE 5 OF / 6
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Item 7.       Identification and Classification of the Subsidiary Which
              Acquired the Security Being Reported on By the Parent Holding
              Company:

              Not applicable

Item 8.       Identification and Classification of Members of the Group:

              Not applicable

Item 9.       Notice of Dissolution of Group:

              Not Applicable

Item 10.      Certification:

              Because this statement is filed pursuant to Rule 13d-1 (c), the following certification is included:

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.





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CUSIP NO. /                       SCHEDULE 13G                     PAGE 6 OF / 6
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                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 20, 1998


                                           W. Terrance Schreier

                                           /s/ W. TERRANCE SCHREIER
                                           -------------------------------------


                                   Exhibit A

Ownership includes 41,500 shares held in the name of W. Terrance Schreier SEP, 8,500 shares held personally and 202,265 shares held by Transition Partners, Ltd. Transition Partners, Ltd. Is controlled by Mr. Schreier and he is therefore the beneficial owner of all shares.